Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED DECEMBER 31, 2017

Fourth Quarter Highlights

•
Purchased $219.2 million of re-performing mortgage loans (“RPL”) with an aggregate unpaid principal balance (“UPB”) of $241.3 million and underlying collateral value of $363.9 million, including $177.3 million of RPLs in a joint venture with a new third party institutional partner.

•	Originated $1.7 million of small-balance commercial mortgage loans (“SBC”).

•
Raised $332.4 million, net, in three separate fixed rate secured borrowings including gross proceeds of $88.9 million of secured debt consolidated on our balance sheet that is held by a joint venture partner.

•	Interest income from investment portfolio of $24.4 million; net interest income of $13.0 million.

•	Net income attributable to common stockholders of $6.2 million.

•	Basic earnings per share (“EPS”) of $0.34.

•	Taxable income of $0.11 per share.

•	Book value per share of $15.45 at December 31, 2017.

•	Held $53.7 million of cash and cash equivalents at December 31, 2017.

New York, NY—March 6, 2018 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces results of operations for the quarter ended December 31, 2017. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties, and, to a lesser extent, non-performing mortgage loans (“NPL”). In addition to our continued focus on residential RPLs, we have increased our originations of SBCs secured by multi-family residential and commercial mixed use retail/residential properties.

Financial Results (Unaudited)
($ in thousands except per share amounts)

	December 31, 2017	September 30, 2017		June 30, 2017		March 31, 2017		December 31, 2016
Loan interest income(2)	$24,231	$24,396		$21,682		$20,556		$19,653
Total revenue(3)	$13,797	$14,226		$13,105		$13,667		$10,969
Consolidated net income	$6,638	$7,716		$7,102		$8,698		$6,163
Net income per diluted share	$0.33	$0.38		$0.36		$0.46		$0.33
Average equity(1)	$302,482	$292,640		$288,884		$284,872		$280,213
Average total assets(1)	$1,230,026	$1,157,223		$1,050,108		$952,112		$883,621
Average daily cash balance(4)	$47,717	$43,666		$47,705		$35,513		$32,759
Average carrying value of RPLs(1)	$1,046,126	$998,692	(5)	$898,749	(5)	$810,166	(5)	$751,801
Average carrying value of NPLs	$43,400	$44,919	(5)	$48,396	(5)	$52,770	(5)	$59,365
Average carrying value of originated SBC loans	$11,273	$8,427	(5)	$5,493	(5)	$2,781	(5)	$1,246
Average debt balance(1)	$943,329	$883,770		$775,717		$669,938		$615,103
____________________________________________________________

(1)	Reflects the impact of consolidating the assets, liabilities and non-controlling interest of Ajax Mortgage Loan Trust 2017-D, which is 50% owned by a third party institutional investor.

(2)	Loan interest income excludes interest income from debt securities and bank account balances.

(3)	Total revenue includes net interest income, income from investments in our manager and other income.

(4)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

(5)
The 2017 quarterly average balances for mortgage loans was calculated using daily ending balances. Prior quarters of 2017 have been restated to conform to the current quarter presentation. Prior year data has not been restated.

Consolidated net income decreased $1.1 million for the quarter ended December 31, 2017 compared to the quarter ended September 30, 2017, primarily due to the accelerated amortization of the deferred issuance costs of $0.9 million on certain of our secured borrowings that were called in the fourth quarter as we took advantage of favorable market conditions to refinance. Our professional fees increased for the quarter ended December 31, 2017 primarily as a result of due diligence and structuring costs related to a number of transactions reviewed during the quarter. Additionally, audit fees increased for the year ended December 31, 2017 as we became larger and more complex. Accordingly, we made a cumulative adjustment to accrued audit fees during the quarter. Additionally, net interest income declined as the final deployment of the proceeds from the issuance of our convertible debt occurred late in the fourth quarter. This resulted in our fourth quarter loan acquisitions being held for only a weighted average of 23 days for the quarter, compared to a weighted average 59 day holding period during the third quarter for third quarter acquisitions. Also in the fourth quarter, we continued to experience extensions in the duration of a portion of our RPL portfolio resulting from (1) lower expected delinquencies and (2) significantly higher expected future cash flows in the form of interest payments and full payoffs. The updates resulted in a significant aggregate increase in expected future cash flows but a lower expected current yield and lower expected current period income.

During the quarter ended December 31, 2017, we completed three securitizations, including our first rated securitization, Ajax Mortgage Loan Trust 2017-B.  Ajax Mortgage Loan Trust 2017-B closed on December 21, 2017 with an aggregate of $115.8 million of AA rated senior securities and $35.7 million of subordinated securities issued with respect to $165.9 million of mortgage loans, all of which were RPLs. The senior securities represent 69.8% of the UPB of the underlying mortgage loans. The senior securities have no step up provision; as a result, the stated coupon of 3.163% is fixed to maturity.

Ajax Mortgage Loan Trust 2017-C closed on November 27, 2017 with an aggregate of $130.2 million of senior securities and $13.0 million of subordinated securities issued with respect to $185.9 million of mortgage loans.  The senior securities represent 70.0% of UPB of the underlying mortgage loans. 742 of the loans were RPLs and 94 of these loans were NPLs.  The senior securities have a four-year step provision - a one year extension versus the three-year step up from our previous issuance of non-rated senior securities.

We closed Ajax Mortgage Loan Trust 2017-D, a joint venture with an independent third party, on December 7, 2017 with an aggregate of $177.8 million senior securities and $44.5 million of subordinated equity issued with respect to $177.3 million of mortgage loans.  Included in 1,003 of these loans were RPLs.  The senior securities represent 80% of the UPB of the underlying mortgage loans. The senior securities and subordinated equity are currently owned 50% by us and 50% by the third party.  The bonds may be sold by either party at a future date.  We have consolidated Ajax Mortgage Loan Trust 2017-D in our Consolidated Financial Statements at December 31, 2017.  As a result, we included 100% of the mortgages on our balance sheet in Mortgage loans offset by a liability in Secured borrowings of $88.9 million and equity of $14.0 million in non-controlling interest.  The senior securities have no step provision; accordingly, the stated coupon of 3.75% is fixed to maturity.

We collected $48.1 million on our mortgage loan and REO portfolios through payments, payoffs and sales of REO during the quarter, and ended the fourth quarter with $53.7 million in cash and cash equivalents. We continue to see a high volume of payoffs as borrowers continue to refinance or sell the underlying real property.

We acquired $219.2 million of RPLs with aggregate UPB of $241.3 million, and underlying collateral values of $363.9 million, and originated $1.7 million of SBC loans during the quarter to end the period with $1,253.5 million of mortgage loans with an aggregate UPB of $1,465.2 million. Mortgage loans purchased during the fourth quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 23 days during the quarter.

Also, in the fourth quarter of 2017, we sold 286,841 shares of common stock for proceeds of $4.1 million, pursuant to our At-the-Market Issuance Sales Agreements which we established in October 2016. In accordance with the terms of the agreements, we may offer and sell shares of our common stock at any time and from time to time through the sales agents.

Portfolio Acquisitions
($ in thousands)

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
RPLs(1)
Count	1,211	109	1,218	24	729
UPB	$241,309	$32,718	$249,000	$3,445	$145,720
Purchase price	$219,236	$26,645	$210,204	$3,143	$127,200
Purchase price % of UPB	90.9%	81.4%	84.4%	91.2%	87.3%

NPLs
Count	—	—	—	—	23
UPB	$—	$—	$—	$—	$3,590
Purchase price	$—	$—	$—	$—	$2,022
Purchase price % of UPB	—%	—%	—%	—%	56.3%

____________________________________________________________

(1)
Includes the impact of 1,003 mortgage loans with a purchase price of $177.3 million and UPB of $194.3 million acquired in the fourth quarter of 2017 through a 50% owned joint venture which we consolidate.

The following table provides an overview of our portfolio at December 31, 2017 ($ in thousands)(1):

No. of loans	6,901	Weighted average LTV(5)	88.0%
Total UPB	$1,465,223	Weighted average remaining term (months)	324
Interest-bearing balance	$1,370,563	No. of first liens	6,879
Deferred balance(2)	$94,660	No. of second liens	22
Market value of collateral(3)	$1,954,661	No. of rental properties	14
Price/total UPB(4)	81.0%	Market value of rental properties	$1,838
Price/market value of collateral	61.7%	Capital invested in rental properties	$1,353
Re-performing loans	95.6%	Price/market value of rental properties	73.6%
Non-performing loans	3.5%	No. of other REO	137
Originated SBC loans	0.9%	Market value of other REO	$28,080
Weighted average coupon	4.33%

____________________________________________________________

(1)
Includes the impact of 1,003 mortgage loans with a purchase price of $177.3 million, UPB of $194.3 million and collateral value of $295.3 million acquired in the fourth quarter of 2017 through a 50% owned joint venture which we consolidate.

(2)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(3)	As of date of acquisition.

(4)	Our loan portfolio consists of fixed rate (58.1% of UPB), ARM (10.2% of UPB) and Hybrid ARM (31.7% of UPB) mortgage loans.

(5)	UPB as of December 31, 2017 divided by market value of collateral and weighted by the UPB of the loan.

Subsequent Events

During January and February 2018, we acquired 85 RPLs with an aggregate UPB of $18.9 million in three transactions. The loans were acquired at 89.3% of UPB and the estimated market value of the underlying collateral is $31.2 million. The purchase price equaled 53.9% of the estimated market value of the underlying collateral. We also acquired a 32-unit multi-family apartment building with a purchase price of $3.5 million.
Additionally, we agreed to acquire, subject to due diligence, 422 RPLs with aggregate UPB of $91.6 million in five transactions from five different sellers. The purchase price equals 95.8% of UPB and 55.8% of the estimated market value of the underlying collateral of $157.3 million. We also agreed to purchase two SBC loans with UPB of $2.7 million. Our investment will equal 67.8% of the underlying collateral value of $3.9 million. Some of these loans may be acquired through joint ventures with unrelated third parties.

On January 26, 2018, we agreed to acquire an 8% ownership interest in Great Ajax Financial Services LLC (“GAFS”), the parent of our servicer, Gregory Funding LLC. The acquisition is expected to be completed in two transactions. On January 26, 2018, the initial closing, we acquired a 4.9% interest in GAFS and three warrants, each exercisable for a 2.45% interest in GAFS upon payment of additional consideration, in exchange for consideration of $1.1 million of cash and 45,938 shares of our common stock. At the date of an additional closing, expected to take place approximately 121 days from January 26, we will acquire an additional 3.1% interest in GAFS, and three warrants, each exercisable for a 1.55% interest in GAFS in exchange for consideration of $0.7 million of cash and shares of our common stock with a value of approximately $0.4 million, with the actual number of shares dependent upon our common stock’s price at the close of trading on the day immediately preceding the date of the additional closing.
On February 16, 2018, we issued 48,654 shares of our common stock to Thetis Asset Management LLC, our Manager, in payment of the portion of the base management fee which is payable in common stock for the fourth quarter of 2017 in a private transaction. The management fee expense associated with these shares was recorded as an expense in the fourth quarter of 2017.
On February 16, 2018, we issued to each of our four independent directors 607 shares of common stock in payment of half of their quarterly director fees for the fourth quarter of 2017.
On February 21, 2018, our Board of Directors declared a dividend of $0.30 per share, to be paid on March 30, 2018 to common stockholders of record as of March 15, 2018.

Conference Call
Great Ajax will host a conference call at 5:00 p.m. EST, Tuesday, March 6, 2018 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and, to a lesser extent, NPLs. We also originate in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2017 when filed with the SEC. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$24,367	$24,529	$21,721	$20,807
Interest expense	(11,382)	(10,775)	(9,293)	(7,651)
Net interest income	12,985	13,754	12,428	13,156

Income from investment in Manager	89	143	142	49
Other income (expense)	723	329	535	462
Total income	13,797	14,226	13,105	13,667

EXPENSE:
Related party expense - loan servicing fees	2,242	2,187	1,935	1,881
Related party expense - management fee	1,510	1,428	1,330	1,072
Loan transaction expense	214	290	442	525
Professional fees	856	497	507	480
Real estate operating expense	518	1,151	637	324
Other expense	871	910	886	686
Total expense	6,211	6,463	5,737	4,968
Loss on debt extinguishment	913	—	218	—
Income before provision for income tax	6,673	7,763	7,150	8,699
Provision for income tax (benefit)	35	47	48	1
Consolidated net income	6,638	7,716	7,102	8,698
Less: consolidated net income attributable to non-controlling interests	454	246	238	289
Consolidated net income attributable to common stockholders	$6,184	$7,470	$6,864	$8,409
Basic earnings per common share	$0.34	$0.41	$0.38	$0.46
Diluted earnings per common share	$0.33	$0.38	$0.36	$0.46

Weighted average shares – basic	18,236,488	18,072,045	18,008,499	17,976,710
Weighted average shares – diluted	26,111,202	25,246,764	23,026,679	18,791,231

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

ASSETS	December 31, 2017	December 31, 2016

Cash and cash equivalents	$53,721	$35,723
Cash held in trust	301	1,185
Mortgage loans, net(1,4)	1,253,541	869,091
Property held-for-sale, net(2)	24,947	23,882
Rental property, net	1,284	1,289
Investment in debt securities	6,285	6,323
Receivable from servicer	17,005	12,481
Investment in affiliates	7,020	4,253
Loans purchase deposit	26,740	50
Prepaid expenses and other assets	4,894	3,125
Total assets	$1,395,738	$957,402

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$694,040	$442,670
Borrowings under repurchase transactions	276,385	227,440
Convertible senior notes, net(3)	102,571	—
Management fee payable	750	750
Accrued expenses and other liabilities	4,554	3,819
Total liabilities	1,078,300	674,679

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $.01 par value; 125,000,000 shares authorized, 18,588,228 shares at December 31, 2017 and 18,122,387 shares at December 31, 2016 issued and outstanding	186	181
Additional paid-in capital	254,847	244,880
Retained earnings	35,556	27,231
Accumulated other comprehensive loss	(233)	—
Equity attributable to stockholders	290,356	272,292
Non-controlling interests(4)	27,082	10,431
Total equity	317,438	282,723
Total liabilities and equity	$1,395,738	$957,402

____________________________________________________________

(1)
Mortgage loans, net includes $969,463 and $598,643 of loans transferred to securitization trusts at December 31, 2017 and December 31, 2016, respectively, that are variable interest entities (“VIEs”) that can only be used to settle obligations of the VIEs.  Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp).

(2)	Property held-for-sale, net, includes valuation allowances of $1,784 and $1,620 at December 31, 2017, and December 31, 2016, respectively.

(3)	Secured borrowings and Convertible senior notes are presented net of deferred issuance costs.

(4)
Mortgage loans, net include $177.1 million, Secured borrowings, net of deferred costs include $88.4 million, and Non-controlling interests includes $14.0 million from a 50% owned joint venture, which we consolidate under GAAP.